Exhibit 5.2
[LETTERHEAD OF FIRSTENERGY CORP.]
November 12, 2009
FirstEnergy Solutions Corp.
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890

Re:	FirstEnergy Solutions Corp. Registration Statement on Form S-4
     Ladies and Gentlemen:
     I am Vice President, Legal, of FirstEnergy Service Company, and have acted as counsel to its affiliate, FirstEnergy Solutions Corp., an Ohio corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on Form S-4, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) up to $400,000,000 aggregate principal amount of 4.80% Senior Notes due 2015, $600,000,000 aggregate principal amount of 6.05% Senior Notes due 2021 and $500,000,000 aggregate principal amount of 6.80% Senior Notes due 2039 (collectively, the “Exchange Notes”) of the Company to be issued under an Indenture, dated August 1, 2009 (the “Original Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 1, 2009 (the “First Supplemental Indenture,” and together with the Original Indenture, hereinafter referred to as the “Indenture”) pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 4.80% Senior Notes due 2015, 6.05% Senior Notes due 2021 and 6.80% Senior Notes due 2039 (collectively, the “Original Notes”) previously issued under the Indenture and (ii) the guaranties by FirstEnergy Generation Corp. and FirstEnergy Nuclear Generation Corp. (the “Subsidiary Guarantors”), named in the First Supplemental Indenture, of the Exchange Notes pursuant to certain Guaranties, dated as of March 26, 2007 (the “Guaranties”). The Exchange Offer is being made in accordance with that certain Registration Rights Agreement, dated as of August 7, 2009 (the “Registration Rights Agreement”), by and between the Company and Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and RBS Securities Inc., as representatives of the initial purchasers. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, including the prospectus forming a part thereof, the exhibits thereto, the Indenture, the Registration Rights Agreement, the Original Notes, the forms of the Exchange Notes, the Guaranties and the Articles of Incorporation and Code of Regulations of the

FirstEnergy Solutions Corp.
November 12, 2009

Company. In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:
1. Each of the Company and the Subsidiary Guarantors are corporations duly incorporated and validly existing in good standing under the laws of the State of Ohio.
2. The Exchange Notes have been duly authorized for issuance by the Company’s board of directors.
3. The Guaranties have been duly authorized for issuance by the board of directors of each of the Subsidiary Guarantors and each Guaranty Agreement has been duly and validly executed and delivered by each of the Subsidiary Guarantors.
     In connection with this opinion, I have assumed that the authorization of any such Exchange Note will not have been modified or rescinded by the Board of Directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such Exchange Note prior to their issuance.
     This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     I consent to the filing of this letter as an exhibit to the Registration Statement and I further consent to the use of my name under the caption ‘‘Legal Matters’’ in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
     I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio.
Very truly yours,
/s/ Robert P. Reffner
Vice President, Legal